Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3/A (No. 333-211753) and S-8 (No. 333-205717) of Tallgrass Energy GP, LP, of our report dated February 13, 2018, relating to the financial statements of Rockies Express Pipeline LLC, which appears in this Form 10‑K of Tallgrass Energy GP, LP.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado
February 13, 2018